Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

March 27, 2009

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Mayetok, Inc.
Bellevue, Washington

To Whom It May Concern:

Maddox Ungar Silberstein, PLLC hereby consents to the use in the Form S-1/A Amendment No. 1, Registration Statement under the Securities Act of 1933, filed by Mayetok, Inc. of our report dated February 9, 2009, relating to the financial statements of Mayetok, Inc., a Nevada Corporation, as of and for the period ending November 30, 2008, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC